Exhibit 99.1
IDENTIVE GROUP EXPANDS EXECUTIVE MANAGEMENT TEAM
Melvin Denton-Thompson Named CFO/COO, Dr. Manfred Mueller
Named CEO of SCM Microsystems Business Unit
SANTA ANA, Calif. and ISMANING, Germany, January 21, 2010 — SCM Microsystems, Inc., d.b.a. Identive Group (NASDAQ: INVE; Frankfurt Stock Exchange: INV), a provider of products, services and solutions for the security, identification and RFID industries, today announced that it has expanded its management team with the addition of three new executives in line with the announced reorganization of its management structure. All appointments are effective January 19, 2010.
Melvin Denton-Thompson has been appointed CFO and COO, responsible for financial strategy and performance of Identive Group as well as operational monitoring and reporting of the Group companies. Denton-Thompson brings extensive international experience in a number of industries, particularly in security products, electronics and aviation. Previously, he served as CFO/COO of Bluehill ID AG until its recent business combination with SCM Microsystems. Prior to this he served as CFO and Deputy CEO of the global hospitality division of Assa Abloy, which provides secure access products for the hotel, marine and related industries. Denton-Thompson has also worked as a management consultant specializing in acquisition management and turnaround for numerous European companies. He holds an engineering degree from the University of Leeds and an MBA from the Cranfield School of Management in the UK.
John S. Rogers has joined Identive as Executive Vice President, Transition Management and Acquisition Integration. Rogers will continue to focus on managing the integration of acquired businesses and ensuring efficient post acquisition work as he did for Bluehill ID prior to joining Identive. Rogers has over 20 years’ experience working experience in sales, manufacturing, technology, operations and management consulting in a variety of industries, including RFID and automotive. Previously, he was Vice President of Strategy with responsibility for acquisitions and restructuring for ITG’s RFID division of Assa Abloy and as CFO and later CEO of Sokymat SA, one of the world’s leading suppliers of RFID transponders. Rogers also has served as a financial consultant with various organizations including Arthur Andersen, Banque

Paribas and Merrill Lynch. He holds a BBS and an MA from Trinity College Dublin as well as a European Masters in Business Administration from the European School of Management (ESCP-EAP).
Joseph Tassone has been appointed Executive Vice President of Technology and Product Management, responsible for technology cross fertilization between business units, effective utilization of R&D resources and supporting Identive’s M&A strategy. Tassone brings more than 15 years’ experience in the software, security and ID industry, serving both technology startups and established solutions providers. Previously, he served as Executive Vice President of Technology and Product Management of Bluehill ID until its recent business combination with SCM. Tassone is the former President and CEO of Syscan International, now a business unit of Identive Group focused on RFID for agriculture and asset management. He also is the founder/CEO of iMonitor Corp., a software supplier to the card access and security market, and served as Chief Technology Officer of Simplex, where he led the company’s entry into the access control and security market. Tassone holds an MSEE degree from Northeastern University and obtained his undergraduate BSEE degree from the University of Massachusetts at Lowell.
In addition to these new executive additions, Dr. Manfred Mueller has been promoted to Chief Executive Officer of the SCM Microsystems business unit. Formerly Mueller served as Executive Vice President Strategic Sales and Business Development for SCM after holding various management positions in the company since 2000.
About Identive Group
Identive Group (NASDAQ: INVE; Frankfurt Stock Exchange: INV) is an international organization focused on building the world’s signature company in secure identification-based technologies. Through its group of recognized brands, Identive provides leading-edge products and solutions in the areas of physical and logical access control, identity management and RFID systems to governments, commercial and industrial enterprises and consumers. The organization’s growth model is based on a combination of disciplined acquisitive development and strong technology-driven organic growth from its member companies. For additional info visit: www.identive-group.com.

Contacts:

United States:	Europe:

Darby Dye	Fabien B. Nestmann
+1 949 553-4251	+41 44 783 8043
ddye@identive-group.com	fnestmann@identive-group.com